                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           THERMO POWER CORPORATION
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

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        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

[Thermo Power              45 First Avenue, Waltham, MA 02451
 Corporation Logo]
                                                               February 5, 1999

Dear Stockholder:

  The enclosed Notice calls the 1999 Annual Meeting of the Stockholders of Thermo Power Corporation. I respectfully request all Stockholders to attend this meeting, if possible.

  Our Annual Report for the fiscal year ended October 3, 1998, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

  Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

  I would appreciate your immediate attention to the mailing of this proxy.

                                          Yours very truly,
                                          /s/ J. Timothy Corcoran
                                          J. Timothy Corcoran
                                          President and Chief Executive
                                          Officer

[Thermo Power              45 First Avenue, Waltham, MA 02451
 Corporation Logo]
                                                               February 5, 1999

To the Holders of the Common Stock of THERMO POWER CORPORATION

                           NOTICE OF ANNUAL MEETING

  The 1999 Annual Meeting of the Stockholders of Thermo Power Corporation (the "Corporation") will be held on Wednesday, March 10, 1999 at 10:00 a.m. at the executive offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454. The purpose of the meeting is to consider and take action upon the following matters:

    1. Election of eight directors.

    2. Such other business as may properly be brought before the meeting and any adjournment thereof.

  The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is January 20, 1999.

  The by-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

  This notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                          Sandra L. Lambert
                                                Clerk

                                PROXY STATEMENT

  The enclosed proxy is solicited by the board of directors of Thermo Power Corporation (the "Corporation") for use at the 1999 Annual Meeting of the Stockholders (the "Meeting") to be held on Wednesday, March 10, 1999 at 10:00 a.m. at the executive offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, 02454, and any adjournment thereof. The mailing address of the executive offices of the Corporation is 45 First Avenue, Waltham, Massachusetts 02451. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about February 9, 1999.

                               VOTING PROCEDURES

  The board of directors intends to present to the Meeting the election of eight directors, constituting the entire board of directors.

  The representation in person or by proxy of a majority of the outstanding shares of the common stock of the Corporation, $.10 par value ("Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

  Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

  In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

  A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the clerk of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

  The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of January 20, 1999, consisted of 11,830,163 shares of Common Stock. Only Stockholders of record at the close of business on January 20, 1999, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Eight directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

Nominees for Directors

  Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its majority owned subsidiary, ThermoLyte Corporation, and of its parent corporation, Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for the biomedical, instrument and environmental markets, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

 Marshall J. Armstrong.. Mr. Armstrong, 63, has been a director of the
                         Corporation since December 1990. He also served as the
                         Corporation's chairman from December 1990 to December
                         1996, its chief executive officer from April 1991 to
                         October 1996, and its president from November 1992 to
                         April 1995. Mr. Armstrong has been senior vice
                         president, government affairs, of Thermo Electron
                         since March 1997 and was a vice president of Thermo
                         Electron from 1986 until his promotion. He is also a
                         director of SatCon Technology Corporation and Thermo
                         Sentron Inc.
 Frank Borman........... Col. Borman, 70, has been a director of the
                         Corporation since January 1999. Col. Borman has been
                         president and chief executive officer of Patlex
                         Corporation, a patent licensing company, and a trustee
                         of the National Geographic Society, for over five
                         years. Col. Borman is also a director of American
                         Superconductor Corporation, Database Online
                         Corporation, The Home Depot, Inc. and Thermo
                         Instrument Systems Inc.
 J. Timothy Corcoran.... Mr. Corcoran, 52, has been a director of the
                         Corporation since October 1996, when he was also named
                         the Corporation's chief executive officer. He also
                         serves as the Corporation's president, a position he
                         has held since April 1995. From November 1992 to April
                         1995, Mr. Corcoran was a vice president of the
                         Corporation, and served as president of the
                         Corporation's FES Division from June 1990 until June
                         1998.
 Peter O. Crisp......... Mr. Crisp, 66, has been a director of the Corporation since 1985. Mr. Crisp was a general partner of Venrock
                         Associates, a venture capital investment firm, for
                         over five years until his retirement in September
                         1997. Mr. Crisp is also a director of American
                         Superconductor Corporation, Evans & Sutherland
                         Computer Corporation, NovaCare Inc., Thermedics Inc.,
                         Thermo Electron, ThermoTrex Corporation and United
                         States Trust Corporation.
 John N. Hatsopoulos.... Mr. Hatsopoulos, 64, has been a director of the
                         Corporation since 1990. He served as the chief
                         financial officer and senior vice president of the
                         Corporation from 1989 and 1997, respectively, until
                         his retirement at the end of 1998, and as a vice
                         president from 1989 until 1997. Mr. Hatsopoulos was
                         the president of Thermo Electron from 1997 to 1998 and
                         its chief financial officer from 1988 to 1998. Mr.
                         Hatsopoulos is also a director of LOIS/USA Inc.,
                         Thermedics Inc., Thermo Electron, Thermo Fibertek
                         Inc., Thermo Instrument Systems Inc., Thermo TerraTech
                         Inc. and US Liquids Inc.
 Brian D. Holt.......... Mr. Holt, 50, has been a director and the chairman of the Corporation since September 1998. He has been the
                         president and chief executive officer of Thermo Ecotek
                         Corporation since February 1994. He has been the chief
                         operating officer, environmental and energy, of Thermo
                         Electron since September 1998. From March 1996 to
                         September 1998, he was a vice president of Thermo
                         Electron. For more than five years prior to his
                         appointment as an officer of Thermo Ecotek
                         Corporation, he was president and chief executive

                    officer of Pacific Generation Company, a financier, builder, owner and operator of independent power facilities. Mr. Holt is also a director of KFx, Inc., The
                    Randers Killam Group Inc., Thermo Ecotek Corporation,
                    ThermoRetec Corporation and Thermo TerraTech Inc.
 Donald E. Noble... Mr. Noble, 83, has been a director of the Corporation since
                    1990. For more than 20 years, from 1959 to 1980, Mr. Noble served as the chief executive officer of Rubbermaid
                    Incorporated, first with the title of president and then as chairman of the board. Mr. Noble is also a director of Thermo Electron, Thermo Fibertek Inc., Thermo Sentron Inc.
                    and Thermo TerraTech Inc.
 John J. Setnicka.. Mr. Setnicka, 65, has been a director of the Corporation since December 1998. He has been the president of Excel
                    International Advisors, Inc., an export management company, since June 1994. He was the chairman of Eveready Battery
                    Co.--Pan America from 1987 to 1992. Mr. Setnicka was retired from 1992 until 1994.

Committees of the Board of Directors and Meetings

  The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Mr. Crisp (Chairman) and Mr. Noble. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Mr. Noble (Chairman) and Mr. Crisp. The human resources committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met six times, the audit committee met twice and the human resources committee met five times during fiscal 1998. Each director attended at least 75% of all meetings of the board of directors and committees on which he served held during the fiscal year.

  The board of directors has established a special committee (the "Special Committee") consisting solely of outside directors for the purpose of evaluating the merits and negotiating the terms of the proposed transaction with Thermo Electron pursuant to which the Corporation would be taken private and become a wholly owned subsidiary of Thermo Electron, considering such alternatives as the Special Committee deems appropriate and making a recommendation to the full board of directors on whether to approve any such transaction. See Relationship with Affiliates. The present members of the Special Committee are Col. Borman and Mr. Setnicka.

Compensation of Directors

 Cash Compensation

  Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of the audit and human resources committees of the board of directors. Payment of outside directors' fees is made quarterly. Mr. Armstrong, Mr. Corcoran, Mr. J. Hatsopoulos and Mr. Holt are all employees of Thermo Electron and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings.

  In addition, members of the Special Committee receive a one time retainer of $20,000 and a fee of $1,000 per day for attending regular meetings of the Special Committee and $500 per day for participating in meetings of the Special Committee held by means of conference telephone.

 Deferred Compensation Plan for Directors

  Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 50,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of November 28, 1998, deferred units equal to 27,888.21 shares of Common Stock were accumulated under the Deferred Compensation Plan.

 Directors Stock Option Plan

  The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of the Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

  Pursuant to the Directors Plan, outside directors receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options would be subject to repurchase by the Corporation at the exercise price if the recipient ceased to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

  In addition, under the Directors Plan, outside directors are automatically granted options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs at the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act 1934, as amended ("Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the options will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or another Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years. In fiscal 1995, the then outside directors were each granted options to purchase 1,500 shares of the common stock of ThermoLyte Corporation in connection with the spinout of that entity.

  The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of November 28, 1998, options to purchase 24,600 shares of Common Stock had been granted, 15,400 were outstanding under the Directors Plan, options to purchase 6,800 shares of Common Stock had lapsed, 2,400 options had been exercised, and options to purchase 7,200 shares of Common Stock were reserved and available for grant.

Stock Ownership Policies for Directors

  During fiscal 1996, the human resources committee of the board of directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level within three years of their appointment. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1996, which is described in the Committee Report on Executive Compensation--Stock Ownership Policies.

  In addition, the Committee adopted a policy requiring directors to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options. Under this policy, directors are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in the Committee Report on Executive Compensation--Stock Ownership Policies.

                                STOCK OWNERSHIP

  The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and ThermoLyte Corporation ("ThermoLyte"), a majority-owned subsidiary of the Corporation, as of November 28, 1998, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table under the caption "Executive Compensation" and (iv) all directors and current executive officers as a group.

  While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.

                                                      Thermo
                                    Thermo Power     Electron      ThermoLyte
             Name(1)               Corporation(2) Corporation(3) Corporation(4)
             -------               -------------- -------------- --------------
Thermo Eletron Corporation (5)....   9,299,876            N/A          N/A
Smallcap World Fund, Inc. (6).....     620,000              0            0
Marshall J. Armstrong.............     168,540        135,580        2,500
Frank Borman......................           0              0            0
J. Timothy Corcoran...............     161,031         72,824            0
Peter O. Crisp....................      37,127        102,682            0
John N. Hatsopoulos...............      46,753        823,854            0
Brian D. Holt.....................           0        284,793            0
Donald E. Noble...................      23,894         59,234        1,000
John J. Setnicka..................       1,000              0            0
All directors and current
 executive officers as a group
 (10 persons).....................     465,703      1,963,092        3,500

--------
(1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron and ThermoLyte beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by each director and executive officer and by all directors and executive officers as a group exclude 9,299,876 shares beneficially owned by Thermo Electron. Shares beneficially owned by Mr. Armstrong, Mr. Corcoran, Mr. Crisp, Mr. Hatsopoulos, Mr. Noble and all directors and current executive officers as a group include 165,000, 135,500, 6,600, 40,000, 7,200 and 374,300 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1998, through the exercise of stock options. Shares beneficially owned by Mr. Crisp, Mr. Noble and all directors and current executive officers as a group include 11,434, 7,869 and 19,303 full shares, respectively, that had been allocated through November 28, 1998, to their respective accounts maintained under the Corporation's Deferred Compensation Plan for Directors. Shares beneficially owned by Mr. Armstrong include 1,120 shares held by Mr. Armstrong's spouse. Shares beneficially owned by Mr. Hatsopoulos include 1,000 shares owned by Mr. Hatsopoulos' spouse. No director or current executive officer beneficially owned more than 1% of the Common Stock outstanding as of November 28, 1998, other than Mr. Armstrong, who beneficially owned 1.41% and Mr. Corcoran, who beneficially owned 1.35% of the Common Stock outstanding as of such date; all directors and current executive officers as a group beneficially owned 3.90% of the Common Stock outstanding as of such date.
(3) Shares beneficially owned by Mr. Armstrong, Mr. Corcoran, Mr. Crisp, Mr. Hatsopoulos, Mr. Holt, Mr. Noble, and all directors and current executive officers as a group include 76,650, 67,674, 9,125, 812,735, 284,100, 9,125 and 1,632,181 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1998, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Armstrong, Mr. Hatsopoulos and all directors and current executive officers as a group include 2,598, 2,036 and 7,131 full shares, respectively, allocated to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were, as of November 28, 1998, executive officers of Thermo Electron. Shares of the common stock of Thermo Electron beneficially owned by Mr. Crisp, Mr. Noble and all directors and current executive officers as a group include 46,663, 44,444 and 91,107 full shares, respectively, allocated through November 28, 1998 to their respective accounts maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares benefically owned by Mr. Armstrong include 249 shares held by Mr. Armstrong's spouse. As of November 28, 1998, no director or current executive officer beneficially owned more than 1% of Thermo Electron common stock outstanding as of such date; all directors and executive officers as a group beneficially owned approximately 1.23% of the Thermo Electron common stock outstanding as of November 28, 1998.
(4) No director or executive officer beneficially owned more than 1% of the common stock of ThermoLyte outstanding as of November 28, 1998; all directors and executive officers as a group beneficially owned less than 1% of the common stock outstanding as of such date.
(5) Thermo Electron owned 78.61% of the Common Stock outstanding as of November 28, 1998. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of November 28, 1998, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.
(6) Smallcap World Fund, Inc. owned 5.24% of the Common Stock outstanding as of November 28, 1998. Smallcap World Fund's address is 333 Hope Street, Los Angeles, California 90071.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1998, except in the following instances. Mr. Crisp and Mr. Noble, each filed one transaction late consisting of the exempt acquisition of stock units to their accounts pursuant to the Corporation's deferred compensation plan for directors. Thermo Electron filed eight Forms 4 late, reporting a total of 85 transactions, including 80 open market purchases of shares of common stock and five transactions associated with the grant, exercise and lapse of options to purchase common stock granted to employees under its stock option program.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer (the "named executive officer") for the last three fiscal years. No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules. The Corporation has a fiscal year that is the 52-or 53-week period ending on the Saturday nearest September 30.

  The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                          Summary Compensation Table

                                                                   Long Term
                                                                 Compensation
                                                            -----------------------
                                 Annual Compensation (1)
                                 -----------------------
                                                             Securities Underlying
   Name and Principal     Fiscal                            Options (No. of Shares     All Other
        Position           Year     Salary      Bonus           and Company (3)     Compensation(4)
   ------------------     ------ ------------ -----------   ----------------------- ---------------
J. Timothy Corcoran(5)..   1998  $    176,374        n/a(2)       5,300 (TMO)           $13,908(6)
 President and Chief
 Executive Officer
                                                                  2,000 (MKA)
                                                                  2,000 (ONX)
                                                                 20,000 (RGI)
                                                                  2,000 (TDX)
                                                                  1,000 (TISI)
                                                                  2,000 (TRIL)
                                                                  1,500 (VIZ)
                                                                  2,000 (TRCC)
                           1997  $    168,003 $   70,000            800 (TMO)           $10,720(6)
                           1996  $    159,010 $   52,000            600 (TMO)
                                                                  2,000 (TBA)
                                                                  2,000 (TFG)
                                                                 40,000 (TLT)
                                                                  6,000 (TOC)
                                                                  6,000 (TMQ)
                                                                  2,000 (TSR)
                                                                  4,000 (TXM)

--------
(1) Annual compensation for executive officers generally is reviewed and determined on a calendar year basis, even though the Corporation's fiscal year ends in September. The salary data presented here has been adjusted to reflect salary paid during the Corporation's fiscal year.
(2) The bonus amount represents the bonus paid for performance during the calendar year in which the Corporation's fiscal year-end occurred. As of the date hereof, bonuses have not yet been determined for calendar 1998.
(3) In addition to receiving options to purchase Common Stock of the Corporation (designated in the table as THP), and the Corporation's majority-owned subsidiary, ThermoLyte Corporation (designated in the table as TLT), the named executive officer has been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program in his capacity as an officer of the Corporation. Options have been granted during the last three fiscal years to the named executive officer in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Metrika Systems Inc. (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Killam Group Inc. (designated in the table as RGI), Thermedics Detection Inc. (designated in the table as
   TDX), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), Thermo Information Solutions Inc. (designated in the table as TISI), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), Thermo Trilogy Corporation (designated in the table as TRIL), Thermo Vision Corporation (designated in the table as VIZ), Trex Communications Corporation (designated in the table as TRCC) and Trex Medical Corporation (designated in the table as TXM).
(4) Represents the amount of matching contributions made by the individual's employer on behalf of the named executive officer participating in the Thermo Electron 401(k) plan.
(5) Mr. Corcoran was appointed president of the Corporation effective April 1, 1995 and its chief executive officer effective as of October 1, 1996. Prior to April 1995, he served as a vice president of the Corporation.
(6) In addition to $7,125 and $7,200 which represent the amount of matching contributions referred to in footnote (4), this amount includes $3,595 for fiscal 1997 and $6,708 for fiscal 1998, of compensation attributable to an interest-free loan provided to Mr. Corcoran pursuant to the Corporation's Stock Holding Assistance Plan. See "Relationship with Affiliates--Stock Holding Assistance Plan."

Stock Options Granted During Fiscal 1998

  The following table sets forth information concerning individual grants of stock options made by the Corporation and the other Thermo Electron companies during fiscal 1998 to the named executive officer in his capacity as an officer of the Corporation. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1998.

                         Option Grants in Fiscal 1998

                                                                                  Potential Realizable
                                                                                    Value at Assumed
                                                Percent of                        Annual Rates of Stock
                                               Total Options Exercise            Price Appreciation for
                         Number of Securities   Granted to    Price                  Option Term(2)
                          Underlying Options   Employees in    Per    Expiration -----------------------
          Name                Granted (1)       Fiscal Year   Share      Date        5%          10%
          ----           --------------------- ------------- -------- ---------- ----------- -----------
J. Timothy Corcoran.....      1,000 (TMO)          0.05%(3)   $34.50    6/2/03   $     9,530 $    21,060
                              4,300 (TMO)          0.22%(3)   $16.20   9/23/03   $    19,264 $    42,527
                              2,000 (MKA)          0.88%(3)   $14.23   1/21/05   $    11,580 $    27,000
                              2,000 (ONX)          0.23%(3)   $14.25   1/21/05   $    11,600 $    27,040
                             20,000 (RGI)          0.23%(3)   $ 0.80   1/21/05   $     6,600 $    15,200
                              2,000 (TDX)          0.21%(3)   $ 9.56   1/21/05   $     7,780 $    18,140
                              1,000 (TISI)         1.62%(3)   $10.00   1/21/05   $     4,070 $     9,940
                              2,000 (TRIL)         1.43%(3)   $ 8.25   1/21/05   $     4,425 $    15,660
                              1,500 (VIZ)          0.35%(3)   $ 7.25   1/21/05   $      7.25 $    10,320
                              2,000 (TRCC)         0.16%(3)   $ 4.00   1/21/05   $     3,260 $     7,580

--------
(1) As part of Thermo Electron's stock option program, options have been granted during fiscal 1998 to the named executive officer to purchase the common stock of Thermo Electron (designated in the table as TMO), Metrika Systems Inc. (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Killam Group Inc. (designated in the table as RGI), Thermedics Detection Inc.

   (designated in the table as TDX), Thermo Information Solutions Inc. (designated in the table as TISI), Thermo Trilogy Corporation (designated in the table as TRIL), Thermo Vision Corporation (designated in the table as VIZ) and Trex Communications Corporation (designated in the table as
   TRCC). The options granted during the fiscal year are immediately exercisable as of the end of the fiscal year except for Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the Corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a one- to five-year period, depending on the option term, which may vary from five to seven years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety, on the ninth anniversary of the grant date. Certain options granted as part of Thermo Electron's stock options program have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holder of the option to exercise the option and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.
(2) The amounts shown in this table represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the option was granted to its expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.
(3) These options were granted under a stock option plan maintained by Thermo Electron and, accordingly, are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

Stock Options Exercised During Fiscal 1998 and Fiscal Year-End Values

  The following table reports certain information regarding stock option exercises during fiscal 1998 and outstanding stock options to purchase shares of Thermo Electron companies held at the end of fiscal 1998 by the named executive officer. No stock appreciation rights were exercised or were outstanding during fiscal 1998.

  Aggregated Option Exercises In Fiscal 1998 And Fiscal 1998 Year-End Option
                                    Values

                                                                                  Number of
                                                                                 Unexercised
                                                                              Options at Fiscal    Value of
                                                        Shares                    Year-End        Unexercised
                                                      Acquired on    Value      (Exercisable/    In-the-Money
          Name                     Company             Exercise   Realized(1) Unexercisable)(2)     Options
          ----           ---------------------------- ----------- ----------- ----------------- ---------------
J. Timothy Corcoran..... Thermo Power                     --           --      135,500 /0       $40,750 /--
                         Thermo Electron (3)              600       $9,765      67,674 /0       $ 2,759 /--
                         Metrika Systems                  --           --        2,000 /0       $     0 /--
                         ONIX Systems                     --           --        2,000 /0       $     0 /--
                         Randers Group                    --           --       20,000 /0       $     0 /--
                         Thermedics Detection             --           --        2,000 /0       $     0 /--
                         Thermo BioAnalysis               --           --        2,000 /0       $ 1,250 /--
                         Thermo Fibergen                  --           --        2,000 /0       $     0 /--
                         Thermo Information Solutions     --           --            0 /1,000       --  /$0 (4)
                         ThermoLyte                       --           --            0 /40,000      --  /$0 (4)
                         Thermo Optek                     --           --        6,000 /0       $     0 /--
                         ThermoQuest                      --           --        6,000 /0       $     0 /--
                         Thermo Sentron                   --           --        2,000 /0       $     0 /--
                         Thermo Trilogy                   --           --            0 /2,000       --  $0 (4)
                         Thermo Vision                    --           --        1,500 /0       $     0 /--
                         Trex Communications              --           --            0 /2,000       --  /$0 (4)
                         Trex Medical                     --           --        4,000 /0       $     0 /0

--------
(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.
(2) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end, except the options to purchase shares of the common stock of the Corporation's majority owned subsidiary, ThermoLyte Corporation, as well as Thermo Information Solutions Inc., Thermo Trilogy Corporation, and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. For publicly traded companies, the repurchase rights generally lapse ratably over a one- to ten-year period, depending on the option term, which may vary from three to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options granted as a part of Thermo Electron's stock option program have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

(3) Options to purchase 45,000 shares of the common stock of Thermo Electron granted to Mr. Corcoran are subject to the same terms described in footnote (1), except that the repurchase rights of Thermo Electron generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of Thermo Electron shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.
(4) No public market existed for the shares as of November 28, 1998. Accordingly, no value in excess of the exercise price has been attributed to those options.

Executive Retention Agreements

  Thermo Electron has entered into agreements with certain executive officers and key employees of the Corporation that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated for any reason, other than for cause, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to be constituted of a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

  In 1998, Thermo Electron authorized an executive retention agreement with J. Timothy Corcoran. This agreement provides that in the event the individual's employment is terminated within 18 months after a change in control, the individual would be entitled to a lump sum payment equal to the sum of one times, the individual's highest annual base salary in any 12 month period during the prior 5 year period, plus one times the individual's highest annual bonus in any 12 month period during the prior 5 year period. In addition, the individual would be provided benefits for a period of one year, after such termination substantially equivalent to the benefits package the individual would have been otherwise entitled to receive if the individual was not terminated. The individual would also be entitled to all other compensation due to the individual from the Corporation through the date of termination. Further, all options that the individual holds in Thermo Electron and its subsidiaries, including the Corporation, would become fully vested as of the date of the change in control. Finally, the individual would be entitled to a cash payment equal to $15,000, to be used toward outplacement services. This executive retention agreement supercedes and replaces any and all prior severance arrangements which this individual had with Thermo Electron.

  Assuming that the severance benefits would have been payable as of January 1, 1999, the lump sum salary and bonus payment under such agreement to Mr. Corcoran, would have been approximately $269,000. In the event that payments under this agreement are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended, the individual would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by such individual with respect to such payment plus the amount of all other additional taxes imposed on such individual attributable to the receipt of such gross-up payment.

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation

  All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

  The Committee believes that the total compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

  External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Industrial-Diversified Industry Group.

  Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to total compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

  Because the compensation practices of the Corporation are guided by the policies of its parent corporation, cash compensation reviews are conducted on a calendar-year basis in order to coincide with the compensation reviews conducted by the human resources committee of Thermo Electron. Thermo Electron operates on a fiscal year that is the 52- or 53-week period that ends on the Saturday nearest December 31.

  The process for determining each of the elements of the total compensation for the Corporation's officers is outlined below.

 Base Salary

  Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for named executive officers will approach the mid-point of competitive data.

 Cash Bonus

  The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. Generally, the measures of operating returns used in the Committee's determinations include return on net assets, growth in income, and return on sales, and the Committee's determination also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

 Stock Option Program

  The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

  The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent corporation, Thermo Electron, its subsidiary, ThermoLyte, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

  In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option-pricing model.) Awards are reviewed annually in conjunction with the annual review of cash compensation and additional awards are made periodically as deemed appropriate. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards.

Stock Ownership Policies

  The Committee established a stock holding policy for executive officers of the Corporation in 1996 that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple was one times his base salary and reference bonus for the calendar year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy was amended in 1998 to apply only to the chief executive officer.

  In order to assist executive officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. During 1997, Mr. Corcoran, the Corporation's chief executive officer, received loans in the aggregate principal amount of $118,756.25 under this program. As of the date hereof, the entire loan amount remained outstanding. See "Relationship with Affiliates-- Stock Holding Assistance Plan."

  The Committee also adopted a policy requiring its executive officers to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

Policy on Deductibility of Compensation

  The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based" or is otherwise exempt from
Section 162(m). The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further actions necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

1998 CEO Compensation

  The salary and bonus of Mr. J. Timothy Corcoran are established using the same criteria as described above for all officers. The Committee approved a salary increase for Mr. Corcoran effective January 1, 1999 reflecting its compensation practice as described above under "Base Salary". No determination of Mr. Corcoran's bonus for calendar 1998 performance has been made to date, and the Committee is not expected to take any action until March 1999, when the audited financial statements of the Corporation's parent company will be available.

  Awards to Mr. Corcoran of options to purchase shares of the Corporation's Common Stock are reviewed annually and granted periodically as deemed appropriate by the Committee using criteria similar to those described above for all officers of the Corporation. No options to purchase shares of the Corporation's Common Stock were awarded to Mr. Corcoran in fiscal 1998.

  In addition to any stock option awards by the Committee, Mr. Corcoran may receive awards to purchase shares of the common stock of Thermo Electron or its other majority-owned subsidiaries from time to time as part of Thermo Electron's stock option program due to his position as chief executive officer of a majority-owned subsidiary of Thermo Electron. These awards are determined using an analysis similar to that used by the Committee as described above under "Stock Option Program." Options to purchase 2,000 shares of common stock of Metrika Systems Inc., 2,000 shares of common stock of ONIX Systems Inc., 20,000 shares of common stock of The Randers Killam Group Inc., 2,000 shares of common stock of Thermedics Detection Inc., 1,000 shares of common stock of Thermo Information Solutions Inc., 2,000 shares of common stock Thermo Trilogy Corporation, 1,500 shares of common stock of Thermo Vision Corporation and 2,000 shares of common stock of Trex Communications Corporation were awarded to Mr. Corcoran under this program in fiscal 1998. An award to purchase 1,000 shares of the common stock of Thermo Electron granted to Mr. Corcoran in fiscal 1998 was made by the Thermo Electron human resources committee under a program which awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron stock.

                        Mr. Donald E. Noble (Chairman)
                              Mr. Peter O. Crisp

                         COMPARATIVE PERFORMANCE GRAPH

  The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Industrial-Diversified Industry Group.

     Comparison of 1993-1998 Total Return Among Thermo Power Corporation,
            the American Stock Exchange Market Value Index and the
  Dow Jones Total Return Index for the Industrial-Diversified Industry Group
                    from October 1, 1993 to October 2, 1998


                             [GRAPH APPEARS HERE]

             6/13/94   12/30/94   9/29/95   9/27/96   9/26/97   10/2/98
THP            100         89       155        93        84        88
AMEX           100         99       119       123       149       132
DJ IDD         100        101       122       154       212       191

  The total return for the Corporation's Common Stock (THP), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Industrial-Diversified Industry Group (DJIDD) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "THP."

                         RELATIONSHIP WITH AFFILIATES

The Thermo Electron Corporate Charter

  Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. The Corporation has created ThermoLyte Corporation ("ThermoLyte") as a majority-owned subsidiary. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

  Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries has adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

  To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

  The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

Corporate Services Agreement

  As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1% of the Corporation's total revenues for these services in calendar 1997 and 0.8% of the Corporation's total revenues in calendar 1998. The annual fee will be 0.8% of the Corporation's total revenues in calendar 1999. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1998, Thermo Electron assessed the Corporation $ 2,277,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

Miscellaneous

  From time to time, the Corporation may transact business with other companies in the Thermo Group. During fiscal 1998 these transactions included the following:

  Thermo Electron announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Corporation. As part of this reorganization, Thermo Electron announced that the corporation may be taken private and become a wholly owned subsidiary of Thermo Electron. It is currently contemplated that the Corporation's shareholders would receive cash in exchange for their shares of common stock of the Corporation. The completion of this transaction is subject to numerous conditions, including the establishment of the price; the approval of the Board of Directors of Thermo Electron; the negotiation and execution of a definitive purchase and sale or merger agreement; the receipt of a fairness opinion from an investment banking firm that the transaction is fair to the Corporation shareholders (other than Thermo Electron) from a financial point of view; the approval of the Corporation's Board of Directors, including the special committee; and clearance by the Securities and Exchange Commission of any necessary documents regarding the proposed transaction.

  In November 1997, the Corporation borrowed $160 million from Thermo Electron pursuant to a promissory note due in November 1999 in order to finance a portion of its acquisition of Peek plc ("Peek") for $166.7 million, including related expenses. Such note bears interest at a rate equal to the 90-day Commercial Paper Composite Rate as reported by Merrill Lynch Capital Markets, plus 25 basis points and is adjusted quarterly. During fiscal 1998, the Corporation recorded $8.1 million of interest expense relating to this obligation.

  Subsequent to the Corporation's acquisition of Peek, the Corporation sold Peek's Measurement business to ONIX Systems Inc. ("ONIX Systems"), a majority-owned subsidiary of Thermo Instrument Systems Inc., effective November 6, 1997, for $19.1 million. Thermo Instrument Systems Inc. is a majority-owned subsidiary of Thermo Electron. The components of the sales price for the Measurement business consist of the net tangible book value of the Measurement business, cost in excess of net assets of acquired company, and the estimated tax liability relating to the sale. The cost in excess of net assets of acquired company was determined based upon a percentage of the Corporation's total cost in excess of net assets of acquired company associated with its acquisition of Peek, based on the 1997 revenues of the Measurement business relative to Peek's total 1997 consolidated revenues. During the second quarter of fiscal 1998, ONIX Systems paid the Corporation $19.1 million for the Measurement business. In addition, the Corporation received $257,000 in interest from ONIX Systems in connection with this receivable.

  During fiscal 1998, the Corporation sublet office and manufacturing space in the United Kingdom to ONIX Systems pursuant to an arrangement whereby the Company charges ONIX Systems its allocated share of occupancy expenses. ONIX Systems has indicated its intention to relocate its operations to a new facility during fiscal 1999. Pursuant to this arrangement, the Corporation recorded $166,000 in fiscal 1998 as a reduction in selling, general, and administrative expenses.

  At fiscal year-end 1998, $11,459,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

  The Corporation leases an office and laboratory facility from Thermo Electron under an agreement expiring in 2002. Rental expense for fiscal 1998 relating to this lease with Thermo Electron was $326,000.

  The Corporation provides contract administration and other services and data processing services to certain companies affiliated with Thermo Electron, which are charged based on actual usage. For these services, the Corporation charged $127,000 in fiscal 1998 to such companies.

  During fiscal 1998, the Corporation sold products totaling $66,000 in the ordinary course of business to certain companies affiliated with Thermo Electron.

  At October 3, 1998, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $159,268,000 for borrowings relating to the Peek acquisition, discussed above, for amounts due under the Corporate Services Agreement and related administrative charges, for other products and services, and for miscellaneous items, net of amounts owed to the Corporation by Thermo Electron and its other subsidiaries for miscellaneous items. The largest amount of net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since September 27, 1997, was $163,045,000. With the exception of the Peek borrowing described above, these amounts do not bear interest and are expected to be paid in the normal course of business.

Stock Holding Assistance Plan

  In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a Stock Holding Assistance Plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During 1997, Mr. Corcoran received loans in the aggregate principal amount of $118,756.25 under this plan to purchase 18,000 shares. The loans to Mr. Corcoran are to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the board of directors. As of the date hereof, the entire loan amount remained outstanding. The policy and plan were amended in 1998 to apply only to the chief executive officer of the Corporation in the future.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1999. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1985. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.

                                 OTHER ACTION

  Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

  Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than October 8, 1999. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely, and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after December 18, 1999.

                            SOLICITATION STATEMENT

  The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone or by telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Waltham, Massachusetts

February 5, 1999

                                 FORM OF PROXY

                           THERMO POWER CORPORATION

      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 10, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints J. Timothy Corcoran, Theo Melas-Kyriazi and Brian D. Holt, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Thermo Power Corporation, a Massachusetts corporation (the "Company"), to be held on Wednesday, March 10, 1999 at 10:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on January 20, 1999, with all of the powers the undersigned would possess if personally present at such meeting.

           (IMPORTANT -- TO BE SIGNED AND DATED ON THE REVERSE SIDE)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                           THERMO POWER CORPORATION

                                March 10, 1999



--------------- Please Detach and Mail in the Envelope Provided ---------------

[X]  Please mark your votes
     as in this example.

1.   ELECTION OF DIRECTORS OF     FOR     WITHHELD     Nominees:
     THE COMPANY (see reverse).   [_]       [_]          Marshall J. Armstrong
                                                         Frank Borman
FOR all nominees listed at right, except authority       J. Timothy Corcoran
to vote withheld for the following nominees (if any).    Peter O. Crisp
                                                         John N. Hatsopoulos
----------------------------------------------------     Brian D. Holt
                                                         Donald E. Noble
                                                         John J. Setnicka

2. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.




SIGNATURE(S)                                      DATE
             ----------------------------------        -----------------------

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.